SUB-ITEM 77I(b) - Terms of New or Amended Securities

On November 21, 2008, Tamarack Funds Trust issued additional classes of shares of beneficial interest and classified such shares as RBC Institutional Class 1, RBC Institutional Class 2, RBC Select Class, RBC Reserve Class and RBC Investor Class, representing interests in each of the Prime Money Market Fund, U.S. Government Money Market Fund and Tax-Free Money Market Fund. Each share of the classes of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Tamarack Funds Trust Agreement and Declaration of Trust, as amended.

A description of RBC Institutional Class 1, RBC Institutional Class 2, RBC Select Class, RBC Reserve Class and RBC Investor Class of each of the Prime Money Market Fund, U.S. Government Money Market Fund and Tax-Free Money Market Fund is incorporated by reference to Post-Effective Amendment No. 26 to the Registration Statement as filed with the SEC via EDGAR on November 19, 2008 (Accession No. 0000897101-08-002351).

On January 28, 2009, Tamarack Funds Trust issued an additional class of shares of beneficial interest and classified such shares as Class A Shares, representing interests in the Access Capital Community Investment Fund. Class A Shares has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Tamarack Funds Trust Agreement and Declaration of Trust, as amended.

A description of Class A Shares of the Access Capital Community Investment Fund is incorporated by reference to Post-Effective Amendment No. 28 to the Registration Statement as filed with the SEC via EDGAR on January 28, 2009 (Accession No. 0000897101-09-000163).